EXHIBIT 3.2

Delaware PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "DIGITAL VIDEO SYSTEMS, INC.", FILED IN THIS OFFICE ON THE TWENTIETH DAY OF SEPTEMBER, A.D. 2004, AT 1:36 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE

KENT COUNTY RECORDER OF DEEDS.

.~

Harriet Smith Windsor, Secretary of State

2312385 8100AUTHENTICATION: 3362291 040677705 DATE: 09-21-04

State of Delaware

Secretary of State

Division of Corporations

Delivered 01:47 PM 09/20/2004

FILED 01:36 PM 09/20/2004

SRV 040677705 - 2312385 FILE

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
8% SERIES C CONVERTIBLE PREFERRED STOCK
OF DIGITAL VIDEO SYSTEMS
a Delaware corporation

Pursuant to Section 151
of the General Corporation Law of the State of Delaware

I, THOMAS A. SPANIER, Chairman of the Board and Chief Executive Officer of Digital Video Systems, Inc., a Delaware corporation (the "corporation"), certify that pursuant to the authority contained in Article IV of the corporation's Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Corporation's Board of Directors has adopted the following resolutions creating a series of its Preferred Stock designated as 8% Series C Convertible Preferred Stock:

WHEREAS, Certificate of Incorporation of this corporation provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

WHEREAS, the Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors (the "Board") hereby fixes and determines the designations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

(a) Designation. The series of Preferred Stock shall be designated "8% Series C Convertible Preferred Stock" (the "Series C Preferred Stock").

(b) Authorized Shares. The number of shares constituting the Series C Preferred Stock shall be 4,500,000 shares.

(c) Dividends.

(i) The holders of Series C Preferred Stock shall be entitled to receive dividends, payable annually, at the rate of $0.048 per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), which constitutes an 8% annual dividend, payable out of funds legally available therefor. If and to the extent any shares of Series C Preferred Stock remain outstanding on the third anniversary of the date on which the first shares of Series C Preferred Stock are originally issued (the "Original Issue Date"), the holders of any such still outstanding shares of Series C Preferred Stock shall thereafter be entitled to receive dividends at the rate of $0.146 per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), which constitutes a 24% annual dividend, payable out of funds legally available therefor. Such dividends shall accrue on each share on the date the shares of Series C Preferred Stock are actually originally issued, and shall accrue from day to day, whether or not earned or declared. Any accumulation of dividends on the Series C Preferred Stock shall not bear interest.

Unless full dividends on the Series C Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid: (A) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock and (B) no shares of Common Stock shall be purchased, redeemed or acquired by the corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

After cumulative dividends on the Series C Preferred Stock for all past dividend periods and the then current dividend period shall have been declared and paid or set apart, if the Board shall elect to declare additional dividends out of funds legally available therefor, such additional dividends shall be declared solely on the Common Stock and such other series of Preferred Stock as to which the Board may deem appropriate, but shall not include additional dividends on the Series C Preferred Stock.

(ii) In the event the corporation shall declare a distribution (other than any distribution described in paragraphs (d) and (e) below payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case, the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series C Preferred Stock were the holders of the number of shares of Common Stock of the corporation into which their shares of Series C Preferred Stock are convertible as of the record date for the determination of the holders of Common Stock entitled to receive such distributions.

(d) Liquidation Rights.

(i) Preference upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary of involuntary, holders of each outstanding share of Series C Preferred Stock shall be entitled to be paid first out of the assets of the corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, an amount equal to $0.61 per share (the "Original Issuance Price") of Series C Preferred Stock held, as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares for each share of Series C Preferred Stock then held by them, before any payment shall be made to the holders of the Common Stock, or any other stock of the corporation ranking as to assets upon liquidation, dissolution or winding up of the corporation junior to the Series C Preferred Stock. The holders of the Series C Preferred Stock and all series or classes of the corporation's stock hereafter issued that ranks on a parity as to liquidation rights with the Series C Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of any senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the corporation, the assets to be distributed to the holders of the Series C Preferred Stock (and any stock on a parity therewith) shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the corporation available for distribution to stockholders shall be distributed to the holders of Series C Preferred Stock and any stock on a parity as to liquidation. Each holder of the Series C Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of shares of Series C Preferred Stock held by such holder bears to the total number of shares of Series C Preferred Stock and any stock on a parity as to liquidation then outstanding. Such payment shall constitute payment in full to the holders of the Series C Preferred Stock upon the liquidation, dissolution or winding up of the corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the corporation in trust for the account of the Series C Preferred Stockholders, so as to be available for such payment, such Series C Preferred Stockholders shall be entitled to no further participation in the distribution of the assets of the corporation.

(ii) Consolidation, Merger and Other Corporate Events. A consolidation or merger of the corporation (except into or with a subsidiary corporation) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the corporation or any reclassification of the stock of the corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsections (iv) through (vi) of paragraph (g)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this paragraph (d). In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series C Preferred Stock, be deemed a "reclassification" under, or otherwise limited by the terms hereof.

(iii) Distribution of Cash and Other Assets. In the event of a liquidation, dissolution or winding up of the corporation resulting in the availability of assets other than cash for distribution to the holders of the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made by the Board, and provided that such Board was acting in good faith, shall be conclusive.

(iv)Distribution to Junior Security Holders. After the payment or distribution to the holders of the Series C Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding (excluding Common Stock held by the corporation as treasury stock) shall be entitled to receive ratably all of the remaining assets of the corporation.

(v) Senior and Junior Security Holders Defined. References to a stock that is "senior" to, on a "parity" with or "junior" to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the corporation. The Series C Preferred Stock is senior to the Common Stock.

(e) Redemption of the Series C Preferred Stock.

(i) Right to Redeem. Following the date on which the Securities and Exchange Commission declares effective a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock (the "Effective Date"), the corporation may, at its option and upon 30 days' prior written notice, redeem, from any source of funds legally available therefor, all or a portion of the outstanding shares of Series C Preferred Stock at the redemption price set forth in paragraph (e)(ii) below. Any redemption affected pursuant to this paragraph (e) shall be made on a pro rata basis among the holders of the Series C Preferred Stock in proportion to the shares of Series C Preferred Stock then held by them.

(ii) Redemption Price. The corporation shall effect such redemptions on the applicable Series C Preferred Stock Redemption Date (as defined in paragraph (e)(iii) below by paying in cash in exchange for the shares of Series C Preferred Stock to be redeemed the redemption price, calculated as follows: (A) from the Effective Date through the First Anniversary of the Effective Date, the redemption price shall equal 135% of the Original Issuance Price, plus any and all declared or accumulated but unpaid dividends; (B) from the date immediately following the First Anniversary of the Effective Date through the Second Anniversary of the Effective Date, the redemption price shall equal 130% of the Original Issuance Price, plus any and all declared or accumulated but unpaid dividends; (C) from the date immediately following the Second Anniversary of the Effective Date through the Third Anniversary of the Effective Date, the redemption price shall equal 125% of the Original Issuance Price, plus any and all declared or accumulated but unpaid dividends; and (D) from the date immediately following the Third Anniversary of the Effective Date for so long as any Series C Preferred Stock remains outstanding, the redemption price shall equal 120% of the Original Issuance Price, plus any and all declared or accumulated but unpaid dividends (in each case, the "Series C Redemption Price").

(iii) Redemption Procedure. The Corporation shall give the holders of the Series C Preferred Stock 30 days' written notice prior to the redemption date, which shall be the next business day immediately following the 30-day notice period (the "Series C Redemption Date"). Such notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series C Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon, the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(f) Voting Rights. On matters that come before the stockholders, each share of Series C Preferred Stock shall be entitled to that number of votes equal to the number of shares into which the Series C Preferred Stock shall then be convertible; provided, however, that there shall be no adjustment to the number of votes per share of Series C Preferred Stock as a result of an adjustment, if any, made pursuant to paragraph (g)(x), below. Holders of Series C Preferred Stock shall vote as a single class with the holders of Common Stock and other series of Preferred Stock not having class voting rights, except as required by law. The foregoing notwithstanding, until receipt of stockholder approval for the transaction in which the Series C Preferred Stock is initially issued, the Series C Preferred Stock shall not be entitled to vote, except as required by law.

(g) Conversion. The holders of Series C Preferred Stock will have the following conversion rights:

(i) Right to Convert. Subject to and in compliance with the provisions of this paragraph (g), any issued and outstanding shares of Series C Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares of Common Stock of the corporation, at the conversion rate in effect at the time of conversion, determined as provided herein. The foregoing notwithstanding, the right to convert shall not be available until the Company's stockholders have affirmatively voted in favor of the transaction in which the Series C Preferred Stock is to be sold to the initial holders.

(ii) Automatic Conversion. In the event the closing price of the Company's Common Stock equals or exceeds two times the Conversion Price (defined below) for 20 consecutive trading days, the Series C Preferred Stock shall automatically convert into shares of Common Stock, at the conversion rate in effect at the time of conversion. The foregoing notwithstanding, the automatic conversion right set forth in this paragraph (g)(ii) shall not be operative until the Company's stockholders have affirmatively voted in favor of the transaction in which the Series C Preferred Stock is to be sold to the initial holders.

(iii) Conversion Price. The number of shares into which one share of Series C Preferred Stock shall be convertible shall be determined by dividing the Original Issuance Price by the conversion price at the time in effect for such share (the "Conversion Price"). The initial Conversion Price per share for the Series C Preferred Stock shall be $0.61 for such share, which shall be subject to adjustment from time to time in certain instances, as provided below in this paragraph (g).

(iv) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of the Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Common Stock, and shall give written notice to the corporation at such office that he elects to convert the same and shall state therein the number of shares of Series C Preferred Stock being converted. Thereupon, the corporation shall promptly issue and deliver at such office to such holder of Series C Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(v) Adjustment for Stock Splits and Combinations. If the corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (g)(v) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(vi) Adjustment for Certain Dividends and Distributions. In the event the corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series C Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such Series C Preferred Stock then in effect by a fraction:

  the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series C Preferred Stock shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price for the Series C Preferred Stock shall be adjusted pursuant to this paragraph (g)(vi) as of the time of actual payment of such dividends or distributions.

(vii) Adjustments for Other Dividends and Distributions. In the event the corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the corporation that they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (g) with respect to the rights of the holders of the Series C Preferred Stock.

(viii) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (g)), then and in each such event the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(ix) Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (g)) or a merger or consolidation of the corporation with or into another corporation, or the sale of all or substantially all of the corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of such Series C Preferred Stock, the number of shares of stock or other securities or property of the corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (g) with respect to the rights of the holders of the Series C Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph (g) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(x) Adjustments of Conversion Price Upon Issuance of Certain Equity Securities in Public Offerings. In the event the corporation shall issue any Common Stock or securities convertible into or exercisable or exchangeable for Common Stock in a firmly underwritten public offering at a public offering price or which bears an exercise price less than the Conversion Price, such Conversion Price for the Series C Preferred Stock shall be reduced to the public offering price or the warrant exercise price, whichever is lower; provided, however, that this adjustment shall only apply to the first firmly underwritten public offering of the Company following the Initial Closing Date.

(xi) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred Stock, the corporation shall compute such adjustment or readjustment in accordance herewith, and the corporation's Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series C Preferred Stock at the holder's address as shown in the corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

(xii) Notices of Record Date. In the event of (A) any taking by the corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the corporation, any merger or consolidation of the corporation or any transfer of all or substantially all of the assets of the corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the corporation, the corporation shall mail to each holder of Series C Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

(xiii) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the corporation's Common Stock on the date of conversion, as determined in good faith by the Board.

(xiv) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(xv) Notices. Any notice required by the provisions of this paragraph (g) to be given to the holder of shares of the Series C Preferred Stock shall be deemed given when personally delivered or delivered by facsimile transmission to such holder (followed by prompt deposit of such notice in the United States mail addressed to the holder), or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

(xvi) Payment of Taxes. The corporation will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock.

(xvii) No Dilution or Impairment. The corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against dilution or other impairment.

(xviii) Failure to Obtain Stockholder Approval. In the event the Company is unwilling or unable to obtain the approval of its stockholders for the transaction in which the Series C Preferred Stock is initially sold by March 31, 2005 (or such earlier date as shall be established by notice from the Company to the holders), thereby preventing the conversion rights set forth in paragraphs (g)(i) and (g)(ii) from taking effect, each holder shall have the right to cause the Company to redeem such holder's shares of Series C Preferred Stock, by payment in cash of the Original Issuance Price, plus any accrued and unpaid dividends. In the same circumstances, the Company shall have the right to repurchase the Series C Preferred Stock, by payment in cash of the Original Issuance Price, plus any accrued and unpaid dividends.

(h) No Reissuance of Preferred Stock. No share or shares of Series C Preferred Stock acquired by the corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Series C Preferred Stock that the corporation shall be authorized to issue.

(i) Severability. If any right, preference or limitation of the Series C Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

IN WITNESS WHEREOF, DIGITAL VIDEO SYSTEMS, INC. has caused this Certificate of Designations, Preferences and Rights of 8% Series C Convertible Preferred Stock to be executed by Thomas A. Spanier, its Chairman of the Board and Chief Executive Officer and A. John Murphy, its Secretary, this 20th day of September, 2004.

/a/ Thomas A. Spanier
Thomas A. Spanier
Chairman of the Board and Chief Executive Officer

Attest:

/s/ A. John Murphy
A. John Murphy
Secretary